Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Indonesia Energy Corporation Limited on Form F-3 of our report dated June 12, 2020 with respect to our audits of the consolidated financial statements of Indonesia Energy Corporation Limited as of December 31, 2019 and 2018 and for each of the three years ended December 31, 2019 appearing in the Annual Report on Form 20-F of Indonesia Energy Corporation Limited for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

January 28, 2021

www.marcumbp.com